Exhibit 99.1

News Release

LCA-Vision Announces First Quarter 2009 Financial Results
Second consecutive quarter of market share gains; Reports positive cash flow

CINCINNATI (April 28, 2009) – LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, today announced financial and operating results for the three months ended March 31, 2009.

First Quarter 2009 Results (all comparisons are versus the first quarter of 2008)
▪	Revenue was $47.9 million compared with $79.6 million; adjusted revenue was $44.9 million compared with $74.0 million.
▪
Procedure volume was 27,859 compared with 44,159.  Rate of procedure volume decline was 37%, an improvement from year-over-year declines of 51% in the 2008 fourth quarter and of 52% in the 2008 third quarter.

▪	Same-store revenue (71 vision centers) decreased 40.7%; adjusted same-store revenue decreased 40.4%.
▪
Operating loss was $4.2 million compared with operating income of $10.5 million; adjusted operating loss was $6.9 million compared with adjusted operating income of $5.4 million.  Operating loss and adjusted operating loss included $0.9 million in restructuring expense and $0.8 million in consent revocation expenses; operating income and adjusted operating income in the first quarter of 2008 included restructuring expense of $0.5 million.

▪	Net loss was $2.8 million, or $0.15 per share, compared with net income of $6.9 million, or $0.37 per diluted share.

First Quarter 2009 Operational and Financial Highlights
▪
Increased estimated market share to 13.0% of total industry procedure volume, based on independent market researcher Market Scope®, LLC’s projected industry procedure volume of 213,500 for the period.  LCA-Vision reported market share of 11.9% in the 2008 fourth quarter and 10.5% in the 2008 third quarter.

▪	Total procedure volume grew 43% from the 2008 fourth quarter, which compares favorably with the 11% increase in the 2008 first quarter from the 2007 fourth quarter.
▪	Net cash provided by operating activities was $7.3 million. Capital expenditures were minimized to $0.2 million.
▪	Cash and investments totaled $64.5 million as of March 31, 2009, an increase of $5.0 million from December 31, 2008.

LCA-Vision is providing both adjusted revenue and operating income as a means of measuring performance that adjusts for the non-cash impact of accounting for separately priced extended warranties.  A reconciliation of revenue and operating income (loss) as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) is provided at the end of this news release.  Management believes the adjusted information is more reflective of operating performance and, therefore, more meaningful to investors.

“Although our business and our industry continue to be affected adversely by the recession, we are pleased to report a second consecutive quarter of market-share gains,” said Steven C. Straus, Chief Executive Officer of LCA-Vision.  “We attribute our ability to gain share to our business and marketing initiatives, and the support and dedication of our Medical Advisory Board, Optometric Advisory Board, surgeons and optometrists, and the full staff at LCA-Vision and LasikPlus® vision centers.

“We are making measurable progress on our new, methodical approach to marketing that is designed to produce results, while conforming with our cash-conscious and cash-conservative strategy,” Straus added.  “We are now delivering integrated marketing messages within all markets served by LasikPlus® vision centers, following testing of this program in selected LasikPlus® markets in the fourth quarter.  We also have completed comprehensive market research that included a marketing segmentation analysis to identify a target audience who represent our highest opportunity to purchase surgical services during the next year and focus group interviews with members of this audience to gain insights into their decision-making process.  Based on this research, we have developed and are in the process of refining marketing messages to maximize their impact in the marketplace.”

LCA-Vision’s Chief Financial Officer Michael Celebrezze commented, “We benefited from cost reduction and cash conservation measures that we began implementing early last year to better align our expenses with procedure volume.  Both our direct costs per vision center and general and administrative costs were reduced compared to the same quarter last year.  Our financial results for this year’s first quarter were impacted negatively by $0.9 million in costs associated with the previously announced closure of two underperforming vision centers and $0.8 million related to our successful consent revocation.

“Following our announced decision in March, we have reduced the number of excimer laser platforms from three to two in 22 LasikPlus® vision centers so far and expect to complete this program in all of our 75 vision centers in the third quarter,” he said.  “When fully implemented, this program will reduce our annual operating expenses in excess of $3 million, while allowing us to achieve industry-leading clinical outcomes and to retain our competitive advantage of offering prospective patients a choice of state-of-the-art Abbott Medical Optics VISX Star S4 IR and Alcon Laboratories ALLEGRETTO WAVE® Eye-Q 400Hz laser platforms.  In conjunction with this program, we entered into new agreements with these manufacturers that will permit us to retire $2.1 million of capital lease obligations and add cash to our balance sheet over the next few quarters.

“We also expect to improve collections and to continue moving toward an increasing part-time workforce to complement our core group of full-time employees so as to continue to reduce compensation expenses throughout 2009.”

“Lifetime Vision” Model
“Among our priorities this year is to institute a ‘Lifetime Vision’ model, which is intended to allow us to more fully utilize the highly trained and skilled ophthalmic surgeons and optometrists within the company,” stated Straus.  “The ‘Lifetime Vision’ model is based on the concept that an individual should be a patient of LCA-Vision for life and thereby become a repeat source of revenue.  We are pursuing an Advanced Ocular Exam procedure, which constitutes a comprehensive eye exam using new diagnostic tools to screen for various eye diseases and irregularities, as well as determining a patient’s candidacy for laser vision correction and other refractive surgical procedures.  This program fits our business strategy as it provides a source of incremental revenue from our existing centers and staff, it supports our laser vision correction business by becoming a potential source of referrals and it requires a minimal capital expenditure.  We expect to begin testing the Advanced Ocular Exam procedure later this year.  We also are evaluating additional opportunities including premium intraocular lens surgery.

Near-Term Financial Outlook
LCA-Vision affirmed its intent to continue to manage cash and investments conservatively in 2009.
▪	The company does not plan to open any new vision centers in 2009. LCA-Vision plans to restart its successful de novo new center opening program following improvements in the economy;
▪	The company will continue to manage general and administrative expenses aggressively, which it expects to remain relatively unchanged in 2009 compared with 2008;
▪	The company expects marketing efficiency and effectiveness improvements;
▪	The company expects center direct costs per center to decline in 2009; and
▪	The company expects capital expenditures to be approximately $2.0 million in 2009, down significantly from $14.9 million in 2008.

Comparing 2009 (the first full year of benefit from cost reductions) with 2007 (prior to cost reductions), the company expects vision center breakeven eyes per month to decline to 105 in 2009 from 125 in 2007, and expects the number of procedures per year required for its cash flow to be breakeven to decline to approximately 110,000 from 170,000.

Management has repositioned the company to be cash-flow positive at 2008 procedure volume levels.  Management believes that its current cash and investment resources provide it with significant staying power should the current recession be prolonged.  For example, the company believes that current cash and investment resources are sufficient to fund operations for more than three years even if annual procedure volumes decline 22% from 2008 levels to 90,000 procedures annually.

Conference Call and Webcast
As previously announced, a conference call and webcast will be held today, Tuesday, April 28, 2009, beginning at 10:00 a.m. Eastern time.  To access the conference call, dial 866-322-1352 (United States and Canada) or 706-634-1308 (international callers).  The webcast will be available at the investor relations section of LCA-Vision’s website.  A replay of the call and webcast will begin approximately two hours after the live call has ended.  To access the replay, dial 800-642-1687 (United States and Canada) or 706-645-9291 (international callers) and enter the conference ID number: 926 47 070.

Forward-Looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties.  The forward-looking statements in this release are based on information available to us as of the date hereof.  Actual results could differ materially from those stated or implied in our forward-looking statements due to risks and uncertainties associated with our business, including, without limitation, those concerning economic, political and sociological conditions; the successful execution of marketing strategies to cost-effectively drive patients to our vision centers; an inability to attract new patients; our ability to profitably operate vision centers and retain qualified personnel during periods of lower procedure volumes; the relatively high fixed cost structure of our business; the acceptance rate of new technology, and our ability to successfully implement new technology on a national basis; market acceptance of our services; competition in the laser vision correction industry; the possibility of long-term side effects and adverse publicity regarding laser vision correction; operational and management instability; legal or regulatory action against us or others in the laser vision correction industry; the continued availability of non-recourse third-party financing for our patients on terms similar to what we have paid historically; and the future value of revenues financed by us and our ability to collect on such financings, which will depend on a number of factors including the worsening consumer credit environment and our ability to manage credit risk related to consumer debt, bankruptcies and other credit trends.  In addition, an ongoing FDA study about post-Lasik quality-of-life matters could impact negatively the acceptance of LASIK.  For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review our filings with the Securities and Exchange Commission, including but not limited to our reports on Forms 10-K, 10-Q and 8-K.  Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®
LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 75 LasikPlus® fixed-site laser vision correction centers in 32 states and 57 markets in the United States and a joint venture in Canada. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

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For Additional Information

Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
LCA-Vision Inc.	Lippert/Heilshorn & Associates
513-792-9292	310-691-7100

LCA-Vision Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands except per share data)

	Three months ended March 31,
	2009	2008

Revenues - Laser refractive surgery	$47,921	$79,568

Operating costs and expenses
Medical professional and license fees	10,776	14,761
Direct costs of services	17,816	24,451
General and administrative expenses	4,418	5,191
Marketing and advertising	13,026	19,984
Depreciation	4,358	4,254
Consent revocation expenses	804	-
Restructuring expense	902	456

Operating (loss) income	(4,179)	10,471

Equity in earnings from unconsolidated businesses	27	56
Net investment (loss) income	(177)	736
Other income, net	2	18

(Loss) income before taxes on income	(4,327)	11,281

Income tax (benefit) expense	(1,483)	4,405

Net (loss) income	$(2,844)	$6,876

(Loss) income per common share
Basic	$(0.15)	$0.37
Diluted	$(0.15)	$0.37

Dividends declared per share	$-	$0.18

Weighted average shares outstanding
Basic	18,561	18,495
Diluted	18,561	18,587

LCA-Vision Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

Assets	March 31, 2009	December 31, 2008
Current assets
Cash and cash equivalents	$29,214	$23,648
Short-term investments	32,087	32,687
Patient receivables, net of allowance for doubtful accounts of $1,186 and $1,465	8,625	9,678
Other accounts receivable	3,842	2,515
Prepaid professional fees	776	911
Prepaid income taxes	7,558	8,957
Deferred tax assets	4,385	4,708
Prepaid expenses and other	5,371	5,299

Total current assets	91,858	88,403

Property and equipment	120,282	121,734
Accumulated depreciation and amortization	(73,039)	(70,235)
Property and equipment, net	47,243	51,499

Long-term investments	3,155	3,126
Accounts receivable, net of allowance for doubtful accounts of $1,394 and $1,662	2,237	2,645
Deferred compensation plan assets	2,071	2,196
Investment in unconsolidated businesses	396	377
Deferred tax assets	7,407	7,027
Other assets	1,942	2,209

Total assets	$156,309	$157,482

Liabilities and Stockholders' Investment
Current liabilities
Accounts payable	$9,278	$8,169
Accrued liabilities and other	11,839	8,608
Deferred revenue	7,761	9,107
Debt obligations maturing in one year	6,171	6,985
Total current liabilities	35,049	32,869

Long-term rent obligations	2,557	1,820
Long-term debt obligations (less current portion)	13,081	14,120
Deferred compensation liability	2,071	2,196
Insurance reserve	9,656	9,489
Deferred revenue	12,290	14,003
Other liabilities	2,000	-

Stockholders' investment
Common stock ($0.001 par value; 25,207,465 and 25,199,734 shares and
18,581,953 and 18,552,985 shares issued and outstanding, respectively)	25	25
Contributed capital	173,668	174,206
Common stock in treasury, at cost (6,625,512 shares and 6,646,749 shares)	(114,668)	(114,632)
Retained earnings	20,671	23,515
Accumulated other comprehensive loss	(91)	(129)

Total stockholders' investment	79,605	82,985

Total liabilities and stockholders' investment	$156,309	$157,482

LCA-Vision Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Three months ended March 31,
	2009	2008

Cash flow from operating activities:
Net (loss) income	$(2,844)	$6,876
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,358	4,254
Provision for loss on doubtful accounts	1,175	2,080
Loss on investments	365	-
Restructuring expense	872	-
Deferred income taxes	(136)	980
Stock based compensation	(8)	(101)
Insurance reserve	167	1,305
Equity in earnings of unconsolidated affiliates	(27)	(56)
Changes in operating assets and liabilities:
Patient accounts receivable	286	(3,796)
Other accounts receivable	(1,327)	(1,039)
Prepaid income taxes	1,399	6,218
Prepaid expenses and other	(72)	(2,944)
Accounts payable	1,109	(2,003)
Deferred revenue, net of professional fees	(2,753)	(5,038)
Income taxes payable	11	2,827
Accrued liabilities and other	4,756	(674)

Net cash provided by operations	7,331	8,889

Cash flow from investing activities:
Purchases of property and equipment	(157)	(9,330)
Purchases of investment securities	(81,478)	(54,942)
Proceeds from sale of investment securities	81,841	67,287
Other, net	(82)	480

Net cash provided by investing activities	124	3,495

Cash flow from financing activities:
Principal payments of capital lease obligations and loan	(1,853)	(570)
Shares repurchased for treasury stock	(36)	(205)
Exercise of stock options	-	148
Dividends paid to stockholders	-	(3,335)

Net cash used in financing activities	(1,889)	(3,962)

Increase in cash and cash equivalents	5,566	8,422

Cash and cash equivalents at beginning of period	23,648	17,614

Cash and cash equivalents at end of period	$29,214	$26,036

LCA-VISION INC.
EFFECT OF THE CHANGE IN OUR ACCOUNTING FOR DEFERRED REVENUES
ON FINANCIAL RESULTS
(dollars in thousands)

To supplement its condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States, LCA-Vision discusses adjusted revenues and operating income.  Management utilizes this information as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties and believes that including this additional disclosure is meaningful to investors for the same reason.

Accordingly, this news release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  A reconciliation of the difference between the non-GAAP measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended March 31,
	2009	2008
Revenue

Reported	$47,921	$79,568
Adjustments
Amortization of prior deferred revenue	(3,059)	(5,599)
Adjusted revenue	$44,862	$73,969

Operating (Loss) Income

Reported	$(4,179)	$10,471
Adjustments
Impact of warranty revenue deferral	(3,059)	(5,599)
Amortization of prior professional fees	306	560
Adjusted operating (loss) income	$(6,932)	$5,432

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